Exhibit 99.1
Contact
Investor Relations
Phone: (441) 278-0988
Email: investorrelations@endurance.bm
ENDURANCE ANNOUNCES SHARE REPURCHASE FROM FOUNDING SHAREHOLDER
PEMBROKE, Bermuda — January 24, 2011 — Endurance Specialty Holdings Ltd. (NYSE:ENH) today announced that it has entered into an agreement to repurchase the ordinary shares and options held by two affiliated funds of Perry Corp., which was a founding shareholder of Endurance. Endurance is repurchasing 7,143,056 ordinary shares and options to purchase an additional 10,000 ordinary shares. The aggregate repurchase price for the shares and the options is $321.5 million. The repurchase price per ordinary share is $44.99, the closing price on January 21, 2011 and a discount of approximately 1% from the volume weighted average price of Endurance’s ordinary shares for the 10 day period ending on January 21, 2011.
The repurchase is separate from Endurance’s existing 7 million share repurchase program that was authorized by its Board of Directors in August 2010. The repurchase of the ordinary shares represents approximately 15% of the total Endurance ordinary shares outstanding as of December 31, 2010. Endurance is using existing cash on hand to fund the repurchase.
About Endurance Specialty Holdings
Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes property, casualty, healthcare liability, agriculture and professional lines of insurance and property, catastrophe, casualty, aerospace and marine, and surety and other specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard & Poor’s. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm.